PICTET FUNDS

                   Multiple Class Plan pursuant to Rule 18f-3
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                             Adopted: March 9, 2001
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         WHEREAS,  the  Board  of  Trustees  of  Pictet  Funds  (the  "Board  of
Trustees") has considered the following multi-class plan (the "Plan") under which the Pictet Funds (the "Trust") may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust have found the Plan, as proposed, to be in the best interests of each class of shares of each series of the Trust individually and the Trust as a whole.

         NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to the Rule.

                                    THE PLAN
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         Each now existing and hereafter created series (a "Fund")1 of the Trust may from time to time  issue one or more of the  following  classes  of  shares:
Institutional Class shares and Retail Class shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectuses. The differences in expenses amongst these classes of shares and the exchange features of each class of shares are set forth below in this Plan. The Board of Trustees may change the Plan to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, each as amended from time to time.. There are no conversion rights or features relating to either Institutional Class or Retail Class shares; except that if the value of a shareholder account falls below the minimum initial investment amount for Institutional Class shares as a result of share redemptions and remains below that minimum for a certain period, there may be an involuntary conversion of the Institutional Class shares in such an account to Retail Class shares. Nothing in this Plan shall limit the authority of the Board of Trustees to create additional classes of shares of any Fund.

CLASS CHARACTERISTICS

         Institutional Class and Retail Class shares of a Fund represent interests in the assets of such Fund. The primary distinction between the Institutional Class and Retail Class is that the Retail Class shares may be offered with fees for distribution, servicing, and marketing of such shares ("Distribution Fees"). Distribution Fees are paid under a plan of distribution adopted by the Board of Trustees pursuant to Rule 12b-1 under the 1940 Act.

EXPENSE ALLOCATIONS

         Retail Class shares pay Distribution Fees, while Institutional Class shares pay no Distribution Fees. Each class may, at the Trustees' discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of a Fund's assets, that are directly attributable to the kind or degree of services rendered to that class. All other expenses will be allocated to each class on the basis of the net asset value of that class in relation to the aggregate net asset value of the affected Fund.

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(1) The current Funds of the Trust include:  Pictet Eastern Euopean Fund, Pictet
International Small Companies Fund, Pictet Global Emerging Markets Fund, Pictet European Equity Fund and Pictet International Equity Fund.


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EXCHANGE FEATURES

         Shares of either class of a Fund may be exchanged only for shares of the same class of another Fund. There is no sales charge on exchanges. In addition, although the Trust has no current intention of terminating or modifying the exchange privilege, it reserves the right to do so at any time. All exchanges will be made based on the respective net asset values determined following receipt of the request by the Funds in proper the form.

VOTING RIGHTS

         Each class of shares of each Fund has identical voting rights (except that each class has exclusive voting rights on any matter submitted to shareholders that relates solely to that class and has separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class). In matters as to which one or more classes do not have exclusive voting rights, all classes of shares of a Fund will vote together, except when a class vote is required by the 1940 Act.

AMENDMENTS

         The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.


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